EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-37913, 33-41664, 33-41665, 33-41783, 33-65754, 33-71008,
33-71010,  33-86368,  33-86370,  33-86372,  333-03427,   333-03429,   333-65497,
333-65499, 333-65501, 333-72395) pertaining to the Micrografx, Inc. Incentive and Nonstatutory Stock Option Plan, as amended, the Micrografx, Inc. Employee Stock Purchase Plan, as amended, the Micrografx, Inc. Restricted Stock Purchase Plan and the Micrografx, Inc. Directors Stock Purchase Plan, as amended, of our report dated May 28, 1999, with respect to the consolidated financial statements of InterCAP Graphics Systems, Inc. included in this Current Report (Form 8-K/A) of Micrografx, Inc.


                                                /S/ ERNST & YOUNG LLP
                                                ---------------------

Dallas, TX
June 30, 1999


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